Exhibit 10.13

EMPLOYMENT AGREEMENT

                    EMPLOYMENT AGREEMENT dated as of 1 October 2007 (the “Commencement Date”) and amended and restated effective January 1, 2009, by and between Coty Inc., a Delaware, U.S.A. corporation (the “Company”), and Bernd Beetz (“Executive”).

                    WHEREAS, the Company employs Executive as its Chief Executive Officer; and

                    WHEREAS, the Company and Executive mutually desire to amend and restate the Employment Agreement between Executive and Company dated as of October 1, 2007 (the “US Employment Agreement”) in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make other desirable clarifying changes;

                    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                    1.           Employment Term. The Executive has been employed by the Company since April 1, 2001. Executive’s continued employment by the Company shall be for a period which shall commence on the Commencement Date and shall terminate on the second anniversary of such date; provided that the term of Executive’s employment hereunder shall be automatically extended for successive one year periods unless not later than six (6) months prior to any such automatic extension, the Company or Executive shall have given notice to the contrary. The period commencing as of the Commencement Date and ending on the second anniversary of the Commencement Date or such later date to which the term of Executive’s employment hereunder shall have been extended (the “Expiration Date”) is hereinafter referred to as the “Employment Term”. Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive’s employment hereunder.

                    2.          Positions. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and shall carry out such duties appropriate to his status and exercise such powers in relation to the Company or any other Group Company (as defined below) and its businesses as may from time to time be assigned to or vested in him by the Board (as defined below).

                    Executive shall devote approximately twenty-five percent (25%) of is business time for Company activities in the United States and approximately seventy-five percent (75%) of his time for Company activities for the rest of the world. The Executive’s main seat of work for the United States will be at Two Park Avenue, New York, NY 10016. The Company may require him to work on a temporary or permanent basis at any Group Company location and travel to such places as may be required for the proper performance of his duties. Further, all work performed in accordance with this Agreement will be performed continually and exclusively outside Italy, and the Executive is not permitted to perform any professional activity in Italy relating to this Agreement. The Executive will be required to keep a complete and accurate record of the time spent performing his duties under this Agreement and the nature of those duties. Executive shall devote his best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise; provided that, nothing, herein shall be deemed to preclude Executive from engaging in personal, charitable or civic activities as long as such activities do not interfere with the performance of his duties hereunder

                    3.          Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of US$ 1,585,000 payable in arrears, in accordance with the usual payment practices of the Company. Salary shall be inclusive of any sums receivable (and shall abate by any sums received) by the Executive as director’s fees from the Company or any other Group Company, or otherwise arising from any office, held by the Executive by virtue of his employment under this Agreement. Executive’s Base Salary shall be subject to periodic review by the Board, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term.

                    For purposes of this Agreement, “Group Company” shall mean any company controlled by or under common control with, directly or indirectly, the Company.

                    For purposes of this Agreement, “Board” shall mead the Board of Directors of the Company.

                    4.          Bonus. With respect to each fiscal year in the Employment Term, Executive shall be eligible for a target bonus of one-hundred percent (100%) of his gross Base Salary (the “Bonus”) based on the achievement by the Company, of performance criteria, to be established in accordance with the Company’s Annual Performance Plan (the “Performance Plan”). The Bonus for any year may exceed the target bonus if performance goals are exceeded. Any Bonus payable hereunder shall be paid in accordance with the terms of the Performance Plan at or about the same time bonuses are paid to the Company’s other senior executives.

                    5.           Employee Benefits. During the Employment Term, Executive shall be entitled to:

                                  (a)           Pension. The Executive will receive a single life pension of US$550,000 gross (the “Pension”) per year payable from age sixty (60), provided the Executive is employed by the Company at age 60, payable in monthly installments on or about the 15th day of the month. If the Executive, after reaching age fifty-five (55), should retire from the Company or should the Employment Term have been terminated without “Good Reason” (defined below), the Executive will receive at age 60 a pension equal to twenty percent (20%) of the Pension for each full year of employment after age 55 until he reaches age 60. For example, if he retires after reaching age 58 but before age 59, he would receive sixty percent (60%) of the Pension beginning at age 60.

                                  (b)          Holidays/Vacation. The Executive shall be entitled to thirty (30) Working Days’ paid holiday per calendar year (in addition to such United States public holidays) to be taken at such time or times as may be approved in advance by the Board. Holiday entitlement shall be deemed to accrue from day to day.

                                  (c)          Housing Allowance. On or around August 1 of each year, the Company will pay the Executive an annual housing allowance of US$90,000, and subject to any deductions which may be required by law. The Executive will not be entitled to recover any additional expenses for lodging or meal expenses whilst on business in France.

                                  (d)          The Company’s Long-Term Incentive Plan (the “LTIP”) and its Executive Ownership Plan (the “EOP”). The Chairman of the Board will recommend to the Board that the Executive be granted awards under the LTIP and the EOP. Any such grant will be strictly subject to and in accordance with the rules of the LTIP and/or the EOP, as applicable and as may be in force from time to time.

                                  (e)          Subject to Executive complying with the Company’s rules in force from time to time relating to notification of absence, self-certification and the provision of medical certificates, he shall be entitled to receive the remuneration and benefits due under this Agreement during periods of absence from work caused by illness, injury or accident in line with the Company’s policy. Thereafter, the payment of remuneration and provision of remuneration and benefits shall be at the absolute discretion of the Company. Any payments paid under this sub-section shall be deemed to be inclusive of statutory sick pay.

                    6.           Business Expenses.

                                 (a)           Subject to Section 5(c) above, during the Employment Term, the Company shall reimburse such of Executive’s travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

                                  (b)          The Executive hereby authorizes the Company to deduct from any sums owing to him (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time.

                    7.          Termination. Upon a termination of the Employment Term prior to the Expiration Date, Executive shall be entitled to the payments described in this Section 7. Any payments made to the Executive under this section shall be deemed to include any salary or other benefit payments to which he is entitled in respect of the notice period as set out in Section 1.

                                  (a)           For Cause by the Company; by Executive without Good Reason. The Employment Term may be terminated prior to its scheduled expiration by the Company, subject to the provisions of this Section 7(a), for Cause (as defined below) or by Executive without Good Reason (as defined below).

                    If the Employment Term is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid, and any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided. In addition, if Executive terminates his employment without Good Reason, he shall be entitled to receive, at such time as annual bonuses for the fiscal year in which his resignation occurs are determined and paid for other executives, (i) the Bonus the Executive would have received under the Performance Plan in respect of the year in which his termination of employment occurs, taking into account the performance certified under the Performance Plan with respect to such year and disregarding any application of discretionary factors that would have the effect of reducing amounts earned under the Performance Plan except to the extent that such reduction does not exceed the average reduction applied to all other Performance Plan participants for such year, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year occurring before and including the date of Executive’s resignation, and the denominator of which is 365. Any amount owing to Executive under the preceding sentence shall be reduced, but not below zero, by the amount, if any, previously received under the Performance Plan in respect of such year.

                    All other benefits following termination of the Employment Term pursuant to this Section 7(a) shall be determined in accordance with this Agreement and the plans, policies and practices of the Company. Notwithstanding the foregoing, the Company may not terminate the Executive’s employment hereunder for Cause unless and until (i) a determination that “Cause” exists is made by the Board, and (ii) the Executive is given at least fifteen days advance notice in writing.

                                  (b)          Disability; Death; by the Company without Cause; by Executive with Good Reason. The Employment Term shall terminate prior to the Expiration Date upon Executive’s death or, at the Company’s election, if Executive incurs a Disability (as defined below). In addition, the Employment Term may be terminated prior to the Expiration Date by the Company without Cause or by Executive with Good Reason.

                    If the Employment Term is terminated prior to the Expiration Date by reason of death or Disability, by the Company without Cause or by Executive with Good Reason, subject to Executive’s continued compliance with the covenants set forth in Section 8, Executive or his estate, as applicable, shall receive (i) the amounts Executive would have received under Section 7(a) had he resigned without Good Reason, (ii) continued payment of Base Salary and Average Bonus, as hereinafter defined, through the second anniversary of the date of termination, (iii) continued coverage under the Company’s welfare benefit arrangements as in effect from time to time until the earlier of the second anniversary of the date of termination and such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer, and (iv) any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided.

                    Notwithstanding the foregoing, if the Employment Term is terminated prior to the Expiration Date by the Company without Cause or by Executive with Good Reason and such termination occurs within two years after the occurrence of a Change of Control, (x) the amounts described in clause (ii) above shall be paid in a lump sum within 10 days of the date of termination, applying a discount rate equal to the then current yield on three-year U.S.

government securities and (y) references in clauses (ii) and (iii) above to the “second” anniversary of the date of termination shall be deemed to refer to the “third” such anniversary; provided, however, that if the transaction does not also constitute a “change in control” as defined in Section 409A of the Code, the form and timing of payments shall be as set forth in the preceding paragraph.

                    For purposes of Section 7(b)(ii), “Average Bonus” shall mean the average annual Bonus received by the Executive in respect of the two most recently completed fiscal years prior to the date of termination of employment (the “Average Bonus Period”), in accordance with the provisions of this paragraph. A fiscal year in which a Change of Control occurs shall be treated as a “completed fiscal year” for purposes of inclusion in the Average Bonus Period. The Average Bonus shall be paid for each fiscal year in the period between the date of termination of employment and the second or, if such termination follows a Change of Control, the third, anniversary thereof (the “Severance Period”) and shall be paid in equal installments at the same time as Base Salary payments are made. For any partial fiscal year in the Severance Period, a pro rata portion of the Average Bonus, determined based on the number of days in such partial year, shall be paid in such installments.

                    All other benefits following termination of the Employment Term pursuant to this Section 7(b) shall be determined in accordance with the plans, policies and practices of the Company.

                                  (c)          Any payments made under this Section 7 will be reduced by an amount equal to (i) compensation to which the Executive may be awarded in respect of a claim brought by him for unfair dismissal or/and any other compensatory payments that might be awarded to him by a US Court in relation to the termination of this employment; and (ii) any additional compensation which the Executive may be awarded in any other country in which he works as a result of the termination of his employment or directorship with any company in the Group.

                                  (d)          Definitions. For purposes of his Section 7, the following terms shall have the following meanings:

                                              (i)           “Cause” shall mean:

                                                             (A)          Executive’s willful and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by Executive for Good Reason) which failure continues for more than 30 days after receipt by the Executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),

                                                             (B)          any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its affiliates,

                                                             (C)          Executive’s indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business, or

                                                             (D)          Executive’s breach of the provisions of Section 8.

                            For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

                                             (ii)           Prior to a Change of Control, “Good Reason” shall mean:

                                                             (A)          Executive’s removal from, or the Company’s failure to reelect or reappoint his to, his position as described in Section 2 (other than as a result of a promotion) or a degradation in Executive’s upward reporting relationship(s). For purposes of this clause (A), a mere change of title shall not constitute removal from, or nonreelection to, such position, provided, that Executive’s new title is substantially equivalent to that, set forth in Section 2 and his position is otherwise not adversely affected;

                                                             (B)          relocation of Executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial locations;

                                                             (C)          a material breach by the Company of any of its obligations under the Agreement; or

                                                             (D)          notice by the Company to the Executive pursuant to Section 1 of the Company’s desire not to extend the Expiration Date.

                                            (iii)           Following a Change of Control, “Good Reason” shall mean

                                                             (A)          any of the events described under clause (ii) above;

                                                             (B)          a material diminution in Executive’s title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position specified above;

                                                             (C)          the failure of the Company to continue Executive’s participation in the Performance Plan, LTIP and. EOP on a basis that is commensurate with his position; or

                                                             (D)          any reason during the period beginning ten calendar months after the date of such Change of Control and ending on the first anniversary of such Change of Control.

                                            (iv)           “Disability” shall mean either (A) disability as defined for purposes of the Company’s disability benefit plan or (B) Executive’s inability, as a result of physical or mental incapacity, to perform the duties of the position(s) specified in Section 2 for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. The Company will pay all expenses incurred in the determination of whether Executive is Disabled.

                                             (v)           “Change of Control” shall mean:

                                                            (A)          (I) any “person” or “group” (as such terms are used in Sections 13(d) and I4(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Donata Holding SE or Joh. A. Benckiser SE (collectively, “Benckiser”) and its Permitted Transferees as defined under the LTIP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 20% or more of the combined voting power of the Company’s then outstanding securities, and (II) Benckiser (including its Permitted Transferees) holds less than 30% of such combined voting power,

                                                            (B)          individuals who constitute the Board of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that (1) any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this clause (B), considered as though such person were a member of the Incumbent Board, and (II) this clause (B) shall not apply as long as Benckiser is the beneficial owner of the Company’s Class B Common Stock;

                                                            (C)          Benckiser shall enter into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or

                                                            (D)          the approval by the shareholders of the Company of a plan or agreement providing (I) for a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51 % of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) for a sale, exchange or other disposition of all or substantially all of the business or assets of the. Company. If any of the events enumerated in this paragraph (D) occurs, the Board of the Company shall determine the effective date of the Change of Control resulting therefrom for purposes of this Agreement.

                                  (e)          Notice of Termination. Any purported termination of the Employment Term prior to its scheduled expiration by the Company or by Executive shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The written notice referred to in Section 7(e)(i)(A) shall satisfy the requirements of this Section 7(f) and be effective upon receipt.

                    8.           Inventions/Non-Competition/Confidential Information

                                  (a)          Definitions

                                             (i)           “Confidential Information” includes all business information and records which relate to the Company and which are not known to the public generally, including but not limited to technical notebook records, patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how”; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence.

                                             (ii)           “Invention” includes any discovery, improvement, design or idea.

                                  (b)          Inventions. Executive shall disclose promptly to the Company any Invention, patentable or otherwise, which during any period of employment with the Company heretofore has been or may be hereafter conceived, developed or perfected by Executive, either alone or jointly with another or others, and either during or outside the hours of- such employment, and which pertains to any- activity, business, process, equipment, material or product in which the Company has any direct or, indirect interest whatsoever.

                    Executive hereby grants to the Company all his right, title and interest in and to any such Invention, together with all U.S. and foreign Letters Patent that may at any time be granted therefor and all reissues, renewals and extension of such Letters Patent, any and all of which (whether made, held or owned by Executive, directly or indirectly) shall be for the sole use and benefit of the Company, which shall be at all times entitled thereto. At the request and expense of the Company, Executive will perform any act, and prepare, execute and deliver any written instrument (including descriptions, sketches, drawings and other papers), and render all such other assistance as in the opinion of the Company may be necessary or desirable to (i) vest full right and title to each such Invention in the Company, (ii) enable it lawfully to obtain and maintain such full right and title in any country whatsoever, (iii) prosecute applications for and secure patents (including the reissue, renewal and extension thereof), trademarks, copyrights and any other form of protection with regard to each such Invention, and (iv) prosecute or defend any interference or opposition which may be declared involving any such application or patent, and any litigation in which the Company may be involved with respect to any such Invention. The grant and the obligation set forth in this paragraph shall survive the termination of Executive’s employment, and shall be binding on Executive’s executors, administrators or assigns, unless waived in writing by the Company.

                              (c)          Confidential Information. Executive will not, directly or indirectly, during or at any time after the Employment Term, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Executive and no matter how it became known to Executive, unless he first secures the written consent of the Company to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge.

                              (d)          Return of Records. Upon termination of employment, or at any other time upon request, Executive will promptly deliver to the Company all documents and records which are in his possession or under his control and which pertain to the Company, any of its activities or any of his activities in the course of his employment. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. Executive will not retain or deliver to any third person copies of any such documents or records or any Confidential Information.

                              (e)          Non-Competition.

                                        (i)          During the Employment Term and for the 24-month period which immediately follows the termination of employment, Executive will not, without the written consent of the Company, either as principal, agent, consultant, employee, officer, director, or otherwise, engage in any work or other activity (A) in or directly related to the specific areas or subject matters in which Executive worked during the Employment Term or (B) involving or directly related to Confidential Information of which Executive became aware or to which Executive had access during such employment. Executive shall consult the Company before entering upon any activity which might violate the provisions of this paragraph, it being understood that his activities shall be limited hereby only to the extent that such limitation is reasonably necessary for the protection of the Company’s interests for the period determined in accordance with this paragraph.

                                        (ii)          If, because of restrictions imposed in or pursuant to this Section 8(e), the Executive is unable to obtain employment consistent with his experience or employment qualifications and as long as Executive is diligently seeking employment and the Executive is not receiving, or has not received, a payment from the Company pursuant to Sections 7(b), 7(c) or 7(d) herein, the Executive understands that the Company will pay to his each month, so long as such restrictions remain in effect, a sum equal to the Base Salary he was receiving from the Company at the termination of his employment, less the total of (A) any and all compensation paid or due to his for any other employment in which he engaged during such month (whether part- or full-time, temporary or permanent, of a consulting nature, or otherwise), (B) any and all retirement, pension, severance, disability or other similar income he received from the Company during such month, and (C) any unemployment compensation he received during such month, such payment to be made only upon the receipt from the Executive with respect to such month of a written statement setting forth his certification as to (1) the compensation paid or due to his for any other employment and any unemployment compensation, (2) his efforts to obtain employment consistent with his experience and employment qualifications, and (3) that, despite his conscientious efforts, he has been unable to obtain such employment because of such restrictions.

                              (f)          Non-Solicitation. During the Employment Term and for the 24-month period which immediately follows the date of termination of employment, Executive shall not, directly or indirectly, knowingly, or under circumstances in which he reasonably should have known, induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 8(e) above or to terminate his employment with the Company and shall not, directly or indirectly, knowingly, or under circumstances in which Executive reasonably should have known, employ or offer employment to any such person unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least 12 months prior thereto.

                              (g)          Specific Performance and Other Remedies. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 8 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to the Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

                    9.       Indemnification. Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s certificate of incorporation, bylaws, actions of the Board, and the terms of any indemnification agreement between the Company and the Executive, as the same shall be in effect from time to time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors.

                    10.     Miscellaneous.

                              (a)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflict of laws.

                              (b)          Entire Agreement/Amendments. This Agreement, the LTIP and any award agreements entered into under the LTIP, the EOP and any awards under the EOP, the Performance Plan, the provisions of any employee plan or arrangement maintained from time to time by the Company in which Executive participates,. and any indemnification agreement in effect from time to time between the Company and the Executive contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Chairman of the Board (the “Authorized Director”).

                              (c)          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Authorized Director, as the case may be.

                              (d)          Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 8 or any other restriction contained in Section 8 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 8 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                              (e)          Assignment. Except as set forth in Section 11(g), this Agreement shall not be assignable by either party without the consent of the other party.

                              (f)          Mitigation. Except to the extent set forth in Sections 7(b)(iii) and 8(e), Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 7 by seeking other employment or otherwise.

                              (g)          Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’ death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                              (h)          Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be seemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in the personnel records of the Company and (B) to the Chairman of the Company at the Company’s then current United States headquarters, with a copy to the Company’s general counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

                              (i)          Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such national, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

                              (j)          Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

                              (k)          Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between his or it and any other person or entity.

                              (l)          Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to this employment with the Company, will be submitted to arbitration in the United States, County and State of New York, to the American Arbitration Association (“AAA”) under its rules than prevailing for the type of claim in issue. Notwithstanding the foregoing, any court with jurisdiction over the parties may have jurisdiction over any action brought with regard to or any action brought to enforce any violation or claimed violation of this Agreement. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County and State of New York for any such action and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided herein. Each party hereby waives any right to a trial by jury in any dispute between them.

                    In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

                    Costs of the arbitration or litigation, including without limitation, attorney’s fees of both parties, shall be borne by the Company, provided that if the arbitrator(s) determine that the claims or defenses of the Executive were without any reasonable basis, each party shall bear his or its own costs.

                              (m)          The date of commencement of continuous employment of the Executive is 1 April 2001.

                              (n)          There are no disciplinary procedures applicable to the Executive except as specified in this Agreement.

                              (o)          The Executive should refer in writing any grievance he may have about his employment or about disciplinary decisions relating to him to the Authorized Director whose decision shall be final.

                              (p)          There are no collective agreements applicable to the Executive’s employment.

                              (q)          Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit of be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate parent and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

                    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar-year, calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

                              (r)          Delay in Payment. Notwithstanding any provision in this agreement to the contrary, if at the time of the Executive’s termination of employment with the

Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company’s controlled group within the meaning of sections 414(b) and (c) of the Code) has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company’s, or any successor’s, “specified employee” determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

                              (s)          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                              (t)          Headings.          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Bernd Beetz

Bernd Beetz

COTY INC.

By:	/s/ Peter Harf

Name:	Peter Harf
Title:	Chairman